Exhibit 2(l)

FORM OF OPINION OF COUNSEL

November __, 2013

The Pennant 504 Fund 11270 West Park Place, Suite 1025 Milwaukee, Wisconsin 53224

Gentlemen:

We have acted as your counsel in connection with the preparation of this Pre-Effective Amendment No. ___ to the Registration Statement on Form N-2 (Registration Nos. 333-190432; 811-22875) (the “Registration Statement”) relating to the sale by you of 50,000,000 shares (the “Shares”) of beneficial interest, no par value, of The Pennant 504 Fund (the “Fund”), in the manner set forth in the Registration Statement (and the Prospectus of the Fund included therein).

We have examined:  (a) the Registration Statement (and the Prospectus of the Fund included therein); (b) the Fund’s Certificate of Trust, Agreement and Declaration of Trust and Bylaws, as amended; (c) certain resolutions of the Fund’s Board of Trustees; and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

Based upon the foregoing, we are of the opinion that the Shares, when sold as contemplated in the Registration Statement, will be duly authorized and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement.  In giving this consent, however, we do not admit that we are experts or within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours, GODFREY & KAHN, S.C.